UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2014

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 23, 2014, JDS Uniphase Corporation (the “Company”) entered into a separation agreement (the “Agreement”) with David Heard, Executive Vice President and President of the Company’s Network Enablement and Service Enablement business segments. Pursuant to the Agreement, Mr. Heard will continue to be employed by the Company until April 17, 2015 (the “Termination Date”).

Provided that Mr. Heard is not earlier terminated for Cause (as defined in the Agreement), and conditioned upon signing a release of claims, Mr. Heard will receive certain severance benefits upon termination specified in the Company’s 2008 Change of Control Benefits Plan (the “2008 Plan”). These benefits include: (i) immediate vesting of any outstanding and unvested equity awards, including performance-based restricted stock units which will vest at 100% of the target amount, (ii) a lump sum cash payment equal to 2 years base salary as of October 23, 2014, less applicable withholdings, and (iii) Company paid COBRA benefits for a period of up to 12 months.

The foregoing is a summary description of the material terms of the Agreement, and is qualified in its entirety by the text of the Agreement, which is attached hereto as Exhibit 10.1 and the text of the 2008 Plan, which is attached hereto as Exhibit 10.2, both of which are incorporated herein by reference.

(e) The 2008 Plan was previously filed with the Securities and Exchange Commission on September 10, 2014 as Exhibit 10.8 to the Company’s Current Report Form 8-K. The 2008 Plan contained a typographical error which has since been corrected. A copy of the 2008 Plan, as corrected, is attached as Exhibit 10.2 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation Agreement between the JDS Uniphase Corporation and David Heard, dated October 23, 2014

10.2	2008 Change of Control Benefits Plan of JDS Uniphase Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Andrew Pollack
Andrew Pollack
Senior Vice President, General Counsel and Secretary

October 23, 2014